Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Note and Warrant Purchase Agreement (this “Agreement”) is entered into as of [●], 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), and the parties indicated as Purchasers on one or more counterpart signature pages hereof (each of which is a “Purchaser,” and collectively the “Purchasers”).

INTRODUCTION

The Company desires to offer and sell, in a private placement transaction exempt from the registration requirements of the Securities Act of 1933 and applicable state securities laws, up to $1,000,000 in face value of Unsecured Convertible Promissory Notes (“Notes”) and Warrants to Purchase Common Stock for the purchase of up to 250,000 shares of the common stock of the Company (“Warrants”).  The Purchasers desire to purchase the Notes in substantially the form attached hereto as Exhibit A, and the Warrants in substantially the form attached hereto as Exhibit B.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Purchase and Sale of Notes and Warrants.  Subject to the terms and conditions hereof, at the Closing, as hereinafter defined, the Company shall sell, issue and deliver, and each Purchaser shall purchase, a Note and a Warrant in the amounts indicated on the schedule attached hereto as Exhibit C.  The purchase price of each Note and associated Warrant (the “Purchase Price”) shall equal the principal amount of such Note.

2.           Closing, Delivery, and Payment.  The transactions contemplated by this Agreement shall be effectuated at a Closing (the “Closing”), which shall take place at 10:00 a.m. no later than ____________, 2014, at the offices of the Company at 5929 Baker Road, Suite 475, Minnetonka, MN 55345 (the “Closing Date”), or at such other time or place as the Company and the Purchasers may mutually agree, with such other subsequent Closings at such other times and places as the Company and the Purchasers shall determine.  At the Closing, and subject to the terms and conditions hereof, the Company will deliver to each Purchaser its Note, against payment by such Purchaser of the amount of the Purchase Price payable by such Purchaser by wire transfer to an account identified by the Company.

3.           Representations and Warranties of the Company.  The Company represents and warrants to each Purchaser as of the date of this Agreement and as of the Closing Date as follows:

3.1           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.  The Company has all requisite power and authority to own and operate its properties and assets; to execute, deliver, and perform this Agreement, the Notes and the other documents and instruments contemplated hereby or thereby or otherwise made or delivered in connection herewith or therewith (collectively, the “Transaction Documents”) to which it is a party; to issue, sell, and deliver the Notes and the shares of common stock issuable upon conversion thereof, and the Warrants and the shares of common stock issuable upon exercise thereof (collectively, all of the foregoing are referred to as the “Securities”); and to carry on its business as presently conducted and as presently proposed to be conducted.  The Company is duly qualified, authorized to do business, and in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and properties makes such qualification necessary.

3.2           Capitalization.  The authorized capital of the Company (the “Capital Stock”) is as set forth in its Annual Report on Form 10-K for the period ended December 31, 2013 filed with the United States Securities and Exchange Commission (the “Commission”).  All issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable.  The Securities have been duly and validly reserved for issuance.  The Securities, when issued, shall be validly issued, fully paid, and non-assessable.

3.3           Authorization; Binding Obligations.  All corporate action on the part of the Company necessary for the authorization, sale, issuance, and delivery of the Securities; the authorization, execution, and delivery of this Agreement and the other Transaction Documents; and the performance of all obligations of the Company hereunder and thereunder, has been taken.  This Agreement, the Notes, the Warrants and the other Transaction Documents to which it is a party, when executed and delivered, shall be valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

3.4           Financial Statements.  The Company’s Annual Report for the period ended December 31, 2014, filed with the Commission, presents fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates thereof, and the consolidated results of its operations and its cash flows for year then ended in conformity with U.S. generally accepted accounting principles.

3.5           Intellectual Property.  The Company owns or possesses adequate licenses or other rights to use all trademarks, service marks, trade names, copyrights, trade secrets, manufacturing processes, software, formulae, know-how, and other proprietary rights and patents necessary or appropriate for its business as now conducted and as presently proposed to be conducted, without any infringement of the rights of others.

3.6           Compliance with Other Instruments.  The Company is in compliance with all of the provisions of its articles of incorporation and bylaws.  Except with respect to the Permitted Indebtedness (as defined in Section 6.2(b) below), the execution, delivery, and performance by the Company of this Agreement and each of the other Transaction Documents, the issuance of the Securities, and the fulfillment and compliance with respective terms hereof and thereof by the Company, do not and will not (a) conflict with or result in a material breach or violation of the terms, conditions, or provisions of any indenture, agreement, or instrument to which the Company is bound, (b) constitute a default under such indenture, agreement, or instrument, (c) result in the creation of any lien, security interest, charge, or encumbrance upon the Capital Stock or assets pursuant to any such indenture, agreement, or instrument, (d) give any third party the right to accelerate any obligation under any such indenture, agreement, or instrument, or (e) require any authorization, consent, approval, exemption, or other action by or notice to any court, administrative or governmental body, or any third party pursuant to, the articles of incorporation or bylaws of the Company, or any law, statute, rule, or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which any Company is subject, other than the filing of a Form D with the Commission and appropriate blue sky filings with state securities commissions as applicable.

3.7           Litigation.  There is no material action, suit, claim, investigation, arbitration, or other legal or administrative proceeding pending or, to the Company’s knowledge, threatened against the Company and, to the Company’s knowledge, there is no basis for any of the foregoing.  There are no unsatisfied judgments, penalties, or awards against or affecting the Company or its businesses, properties or assets.

3.8           Compliance with Laws; Regulatory Permits.  The Company is not in violation, in any material respect, of any applicable statute, rule, regulation, order, or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties.  The Company has all necessary approvals, clearances, permits, licenses, registrations, and any similar authority necessary for the conduct of its business as now being or presently being proposed to be conducted by it.

3.9           Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.2, the offer, sale and issuance of the Securities shall be exempt from the registration requirements of the Securities Act of 1933, and are exempt from registration and qualification under the registration or qualification requirements of applicable state securities laws.  Neither the Company nor any agent on behalf of the Company has solicited or shall solicit any offers to sell or has offered to sell or shall offer to sell all or any part of the Securities to any Person so as to bring the sale of such Securities by the Company within the registration provisions of the Securities Act or applicable state securities laws.

3.10           Tax Returns and Payments.  All federal, state, local, and foreign tax returns and reports of the Company required by law to be filed as of the date of this Agreement have been filed, and such returns and reports are correct and complete, and amounts equal to all taxes and other fees that are due and payable have been fully and timely paid or, in the case of taxes not yet due, fully provided for in the Financial Statements.

3.11           Environmental Regulations.  No notice, notification, demand, request for information, citation, summons, complaint, or order has been received by, and, to the Company’s knowledge, no action, claim, suit, proceeding, review, or investigation is pending or threatened against, the Company with respect to any matters relating to or arising out of any Environmental Law.  As used herein, “Environmental Law” means any federal, state, local or foreign statute, law, judicial decision, regulation, ordinance, rule, judgment, order, code, injunction, permit, or governmental agreement relating to human health or the environment.

3.13           Periodic Reports.  As of the date of this Agreement, (A) the Company has not sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Company’s periodic reports and other information filed with the Commission, and (B) there has not been any change in the capital stock of the Company (other than a change in the number of outstanding shares of the Company’s common stock, $0.01 par value (the “Common Stock”) due to the issuance of shares upon the exercise of outstanding options or warrants and restricted stock awards granted in connection with standard director compensatory arrangements) or any material adverse change in the business, affairs, operations, properties, financial condition or results of operations of the Company taken as a whole, otherwise than as set forth in the Company’s previously filed periodic reports and other information filed with the Commission.

3.13           Labor Relations.  There are no pending or, to the Company’s knowledge, threatened or anticipated (a) employment discrimination charges or complaints against or involving the Company before any federal, state, or local board, department, commission, or agency, or (b) unfair labor practice charges or complaints, disputes, or grievances affecting the Company.  None of the employees of the Company are represented by any labor unions nor, to the Company knowledge, is any union organization campaign in progress.

3.14           Insurance.  The Company has in full force and effect fire, casualty, liability and other insurance policies of such types and amounts and with such coverage as are typically carried by companies of established reputations in a business and position similar to that of the Company.

3.15           Disclosure.  The Company has only provided each Purchaser with the information that such Purchaser has requested in deciding whether to purchase any Notes.  In addition, the Company has required each Purchaser to acknowledge receipt and review of (i) the Company’s most recent cautionary statement regarding forward-looking statements, filed with the Commission on March 11, 2014, and (ii) the Liquidity and Capital Resources discussion from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 11, 2014, each of which are attached hereto as Exhibit D, prior to making an investment decision regarding the Notes and Warrants.

4.           Representations and Warranties of Purchasers.  Each Purchaser hereby represents and warrants to the Company, effective as of the date of this Agreement and as of the Closing Date as follows:

4.1           Requisite Power and Authority.  The Purchaser, if an entity and not a natural person, is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation and has full partnership, corporate or other power and authority under its governing instruments and such laws to conduct its business as now conducted and to execute and deliver this Agreement and the other Transaction Documents to which it is a party.  All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of all obligations of the Purchaser under this Agreement and the other Transaction Documents to which it is a party has been taken prior to or concurrently with the Closing.  Upon execution and delivery, this Agreement and the other Transaction Documents to which the Purchaser is a party shall be valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights, and by general principles of equity that restrict the availability of equitable remedies.

4.2           Investment Representations.  The Purchaser understands that the issuance of the Securities have not been registered under the Securities Act of 1933.  The Purchaser also understands that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act of 1933 based in part upon the Purchaser’s representations contained in this Agreement.  The Purchaser hereby represents and warrants to the Company as follows:

(a)           The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect such Purchaser’s own interests.  The Purchaser must bear the economic risk of this investment indefinitely unless the resale of the Notes, Warrants or the Common Stock issuable upon conversion of the Notes or exercise of the Warrants is registered pursuant to the Securities Act 1933, or an exemption from registration is available.  The Purchaser understands that the Company has no intention of registering the resale of the Securities.  The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act of 1933 will be available and that, even if it is available, such exemption may not allow the Purchaser to transfer all or any portion of the Securities under the circumstances, in the amounts or at the times the Purchaser might propose.

(b)           The Purchaser is acquiring the Securities for the Purchaser’s own account for investment only, and not with a view towards their distribution.

(c)           The Purchaser acknowledges that the Company has not prepared and distributed any disclosure documents in connection with the offer and sale of the Securities except for this Agreement (including its exhibits and schedules).  The Purchaser acknowledges that it has had an opportunity to review the Company’s public filings with the Commission, and to ask questions of and receive answers from the Company, or a person or persons acting on its behalf, concerning the terms and conditions and all other aspects of investment in the Company and the Securities.  The Purchaser represents that by reason of its, or of its management’s, business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(d)           The Purchaser represents that it is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as more specifically set forth on the Accredited Investor Certification attached hereto as Exhibit E.

(e)           The Purchaser hereby acknowledges receipt, review and understanding of the Cautionary Statement and Liquidity and Capital Resources disclosure attached hereto as Exhibit D.

(f)           To comply with applicable U.S. laws, including but not limited to the International Anti-Money Laundering and Financial Anti-Terrorism Abatement Act of 2001 (Title III of the USA PATRIOT Act), Purchaser represents and warrants that all payments by such Purchaser to the Company and all securities or payments made or distributions paid to the Purchaser from the Company will be made only in the Purchaser’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States.

(g)           Merriman Capital, Inc. will be paid a customary commission relating to the consummation of the investment transactions contemplated by this Agreement.  Other than the payment by the Company to Merriman Capital, Inc., no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated by this Agreement.  Such Purchaser agrees to indemnify the Company for any claims, losses or expenses incurred by the Company in connection with any claim for any such fees or commissions.

4.3           Investment Representations.  The Purchaser understands and agrees that the Notes are expressly subordinated to the Company’s senior debt to Silicon Valley Bank, as described in Schedule 6.2(b).  If requested, at the Closing the Purchaser will enter into a subordination agreement with Silicon Valley Bank in customary and negotiated form reasonably acceptable to Silicon Valley Bank.

5.           Survival of Representations and Warranties.  The representations and warranties made herein are made as of the date of this Agreement and as of the date of Closing.  They shall survive the Closing.

6.           Post-Closing Covenants.

6.1           Affirmative Covenants of the Company.  From the date hereof until the date on which all Notes, or any successor, substitute, or replacement Notes, shall have been paid in full or converted pursuant to the terms herein and contained in the Notes, the following shall be true or the Company shall take, or permit or cause to be taken, each of the following actions, as applicable, unless otherwise provided by the prior written consent of Majority Purchasers, as defined below:

(a)           The Company shall maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied, and shall keep full and complete financial records, and shall file with the EDGAR system of the Commission quarterly and year-to-date financial statements, and audited financial statements, within the statutorily required period pursuant to Rule 12b-2 of the Securities Exchange Act of 1934.

(b)           The Company shall at all times preserve and keep in full force and effect its corporate existence and licenses, authorizations, permits, rights, and franchises material to the business of the Company, and shall qualify to do business as a foreign corporation in all jurisdictions in which the nature of its activities and properties (both owned and leased) makes such qualification necessary.

(c)           The Company shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Company or upon its respective income or profits, or upon any respective properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a lien or charge upon any such properties, provided that the Company shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith and by proper proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

(d)           The Company shall comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority.

(e)           The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, a number of shares sufficient to allow the conversion in full of all of the Notes.  The Company shall take all such actions as may be necessary to assure that all the Securities may be issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such Securities may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

(f)           The Company shall as promptly as practicable under the circumstances, but in any event within three days, give notice to each Purchaser after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following: (i) any Event of Default (as defined in the Notes); (ii) any other event of non-compliance by the Company under this Agreement; or (iii) the institution of an action, suit, or proceeding against the Company before any court, administrative agency, or arbitrator including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could materially adversely affect the business, properties, financial condition, or results of operations of the Company, taken as a whole, whether or not arising in the ordinary course of business.

6.2           Negative Covenants of the Company.  From the date hereof until the date on which all Notes, or any successor, substitute or replacement Notes, shall be paid in full or converted, the Company shall not take, or permit or cause to be taken, any of the following actions without the prior written consent of Purchasers holding a majority of the aggregate outstanding principal amount of the Notes (the “Majority Purchasers”):  (a) redeem or repurchase any outstanding Capital Stock or declare or pay or set aside for payment any dividend or distribution to any stockholder or on account of any Capital Stock of the Company; or (b) create, incur, or suffer to exist any indebtedness other than the following (collectively, “Permitted Indebtedness”):  (i) indebtedness existing on the date hereof and set forth in Schedule 6.2(b), (ii) any indebtedness approved by Majority Purchasers at any time, or (iii) indebtedness which is expressly subordinated to the Notes.

6.3           Piggyback Registration Rights.  Each Purchaser shall have the following rights, with respect to the filing by the Company of registration statements (each a “Registration Statement”) with the SEC, for the resale of the shares of Common Stock issuable upon conversion of the Notes and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Conversion Shares” and referred to together with any equity issued with respect to the Conversion Shares upon any dividend or stock split in connection with a combination or conversion of equity securities, recapitalization, merger, consolidation or other reorganization, as the “Registrable Shares”); provided, however, that as to any particular securities constituting Registrable Shares, such securities will cease to be Registrable Shares when they have been: (i) effectively registered under the Securities Act of 1933 and disposed of in accordance with the Registration Statement covering them, or sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or by similar provision then in force) under the Securities Act of 1933; (ii) when registration under the Securities Act of 1933 would no longer be required for the immediate sale of such securities held by such Purchaser pursuant to the provisions of Rule 144 (or any successor provision); or (iii) two years have passed from the date hereof.

(a)           If, at any time when there is not an effective Registration Statement providing for the resale of all of the Registrable Shares, then, whenever the Company proposes to prepare and file with the SEC a Registration Statement relating to an offering under the Securities Act of 1933 of any of its equity securities (other than on Form S-4 or Form S-8, each as promulgated under the Securities Act of 1933, or their then equivalents), and the registration form to be used may be used for the registration of Registrable Shares, the Company shall send to each holder of Registrable Shares written notice of such determination.  If, within 30 days after receipt of such notice (or within such shorter period of time as may be specified by the Company in such written notice as may be necessary for the Company to comply with its obligations with respect to the timing of the filing of such Registration Statement), any such holder of Registrable Shares shall so request in writing (which request shall specify the Registrable Shares intended to be registered), the Company will use commercially reasonable efforts to cause the registration under the Securities Act of 1933 of all Registrable Shares which the Company has been so requested to register by the Purchaser; provided, however, that the Purchaser must cooperate in providing the Company with all information reasonably required to be included in the Registration Statement of otherwise obtained by the Company for purposes of preparing and filing the Registration Statement and any amendments thereto.

(b)           If, for any reason, the SEC requires that the number of Registrable Shares to be registered for resale pursuant to the Registration Statement in connection with any Registration Statement, be reduced, or if a greater number of Registrable Shares is offered for participation in the proposed offering than in the reasonable opinion of the managing underwriter(s) of the proposed offering can be accommodated without adversely affecting the proposed offering, such reduction (the “Cut Back”) shall be allocated pro rata among the holders whose shares have been included in such Registration Statement until the reduction required by the SEC or its rules shall have been effected.  At the discretion of the Company, the Cut Back may be effected first among one particular type of Registrable Securities (e.g., Conversion Shares issuable upon exercise of Warrants).

(c)           All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the FINRA, transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.”  The Company will pay all Registration Expenses in connection with any registration statement described in this Section.

7.           Conditions to Closing.  The obligation of any Purchaser to pay the Purchase Price of any Note being purchased by such Purchaser on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of each of the following conditions:  (a) all required Transaction Documents shall be fully executed and delivered; (b) all of the representations and warranties of the Company contained in this Agreement shall be true as of the date of this Agreement, and shall be deemed to have been made again as of the Closing Date and shall be true as of the Closing Date; and (c) the Company shall have caused all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing to be so performed or complied with.

8.           Consent of Purchasers.  Any action, election, consent or other right of a Purchaser hereunder (including but not limited to any consent required pursuant to Section 9.6 hereof) may be made, given, or exercised in writing by the Majority Purchasers in their sole discretion.  Such action, election, consent or other right exercised may be affected by any available legal means, including at a meeting, by written consent, or otherwise.  Any such action, election, consent, or other right exercised by Majority Purchasers shall apply to and be binding upon all Purchasers.

9.           General Provisions.

9.1           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Minnesota, without reference to its conflicts-of law-principles.

9.2           Successors and Assigns.  The Company may not assign its rights hereunder or any part thereof to any other Person, and any attempted assignment shall be void.  Any Purchaser may assign or transfer any Note that it owns, provided that the assignee of such Note becomes, as of the effective date of any such assignment, a party to this Agreement, and executes an Accredited Investor Certification.  Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Securities from time to time.

9.3           Further Assurance.  Each party shall execute such other documents and instruments, give such further assurance and perform such acts as are or may become necessary or appropriate to effectuate and carry out the provisions of this Agreement.

9.4           Entire Agreement.  This Agreement, the Notes, the Warrants and the other Transaction Documents constitute the entire agreement between the Company and the Purchasers with respect to the purchase and sale of the Securities and supersede all prior communications and agreements of the Company and the Purchaser with respect to the subject matter hereof and thereof.  All Exhibits and Schedules hereto are hereby incorporated herein by reference.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.5           Severability.  In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6           Amendment.  This Agreement may be amended or modified by the mutual agreement of the Company and the Majority Purchasers.

9.7           Notices.  Any notice provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party; by depositing with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt; or by facsimile or electronic mail.  Notice given in accordance herewith shall be effective the date the same is deposited in the mail, delivered to a nationally recognized overnight courier, faxed or delivered by electronic mail.  All notices to the Company shall be sent in care of the Company at 5929 Baker Road, Suite 475, Minnetonka MN 55345, FAX: (952) 974 7787, Attention: Chief Executive Officer, skoller@wirelessronin.com,with a copy to Maslon Edelman Borman & Brand, LLP, 90 S. 7th St. Suite 3200, Minneapolis, MN 55402, Attention: Paul Chestovich, paul.chestovich@maslon.com.  All notices to Purchasers shall be sent to the address set forth on the signature pages hereof.  Either the Company or the Purchasers may designate a new address for notices upon ten days’ advance written notice to the other parties.

9.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Signatures delivered via electronic mail utilizing .pdf or other format shall be deemed original signatures for all purposes hereunder.

9.9           Waiver of Trial by Jury.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND EACH PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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In Witness Whereof, the parties hereto have executed this Securities Purchase Agreement as of the date first set forth above.

WIRELESS RONIN TECHNOLOGIES, INC.

Scott Koller
President & Chief Executive Officer

PURCHASER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

Aggregate Purchase Price to be Paid by the Purchaser: $__________________________

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of:  ___________________, 2014

PURCHASER:

By:

Print Name:

Title:

E-mail address:

Name in which Note(s) are to be registered:

Mailing Address:

State of residence (for securities compliance purposes):

Address for delivery of Note(s) (if different):

Taxpayer Identification Number:

Exhibit A

The Form of Note is attached hereto.

Exhibit B

The Form of Warrant is attached hereto.

Exhibit C

The List of Investors is attached hereto.

Exhibit D

The disclosures referenced in Section 3.15 are reproduced below.

[Excerpts from MD&A in Form 10-K for year ended December 31, 2013]

Forward-Looking Statements

The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in the following discussion, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth in Item 1A under the caption “Risk Factors.”

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described in this document and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear. We do not undertake to update any forward-looking statement.

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Liquidity and Capital Resources

Going Concern

We incurred net losses and negative cash flows from operating activities for the years ended December 31, 2013, 2012 and 2011.  At December 31, 2013, we had cash, cash equivalents and restricted cash of $1.5 million and working capital of $1.3 million.  The cash used in operating activities for the year ended December 31, 2013 was $2.8 million.  At December 31, 2013, we had no outstanding balance and no borrowing capability on our line of credit with Silicon Valley Bank.  Silicon Valley Bank has issued a letter of credit in the amount of $180,000 as collateral to the landlord of our corporate office and another letter of credit to a vendor in the amount of $50,000. As of December 31, 2013, we were unable to meet the minimum tangible net worth requirements per the terms of the loan and security agreement with Silicon Valley bank, and therefore we are currently unable to drawn down on the line of credit.  As of December 31, 2013, our tangible net worth totaled $1.6 million or $0.6 million below the minimum required amount per the terms of the loan and security agreement with Silicon Valley Bank. The line of credit is secured by all of our assets and matures on  July 15, 2014. Starting with the month ending March 31, 2014 and on the last day of each following month, our new tangible net worth requirement has been reduced to $150,000 and, commencing with the quarter ending March 31, 2014, the minimum tangible net worth requirement increases, commencing with the quarter ending March 31, 2014 and each quarter thereafter, by the sum of (a) fifty-percent (50%) of our quarterly net income (without reduction for any losses) for such quarter, plus (b) fifty-percent (50%) of all proceeds received from the issuance of equity during such quarter and/or the principal amount of all subordinated debt incurred during such quarter.  We must comply with this tangible net worth minimum in order to draw down on such line of credit and also while there are outstanding credit extensions (other than our existing lease letter of credit).

The financial statements for the fiscal year ended December 31, 2013 were prepared on a going concern basis, meaning that they do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should our company be unable to continue as a going concern.  However, our auditor also expressed substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is an issue raised as a result of losses suffered from operations.  Although we believe we extended our ability to fund our operations as a result of the restructuring we initiated on July 29, 2013 (see “Restructuring” below), even after the savings we expect to achieve and the additional funds received from the unsecured promissory notes issued in December 2013, we do not currently have sufficient capital resources to fund operations beyond June 2014. We continue to experience operating losses. Management continues to seek financing on favorable terms; however, there can be no assurance that any such financing can be obtained on favorable terms, if at all. At present, we have no commitments for any additional financing. Because we have received an opinion from our auditor that substantial doubt exists as to whether our company can continue as a going concern, it may be more difficult for our company to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. Our future depends upon our ability to obtain financing and upon future profitable operations. If we are unable to generate sufficient revenue, find financing, or adjust our operating expenses so as to maintain positive working capital, then we will be forced to cease operations and investors will lose their entire investment. We can give no assurance as to our ability to generate adequate revenue, raise sufficient capital, sufficiently reduce operating expenses or continue as a going concern.

Restructuring

In July 2013, we implemented a restructuring plan designed to conserve our cash resources and to further align our ongoing expenses with our business by focusing sales efforts on high-potential customers and prospects, preserving the research and development staff required to maintain and enhance our RoninCast® software, and consolidating certain positions.  We incurred a  one-time charge in 2013 aggregating approximately $0.2 million, consisting primarily of severance payments.   We believe this restructuring will reduce our annual operating costs by approximately $1.3 million.

Operating Activities

We do not currently generate positive cash flow. Our investments in infrastructure have been greater than sales generated to date. As of December 31, 2013, we had an accumulated deficit of $98.0 million. The cash flow used in operating activities was $2.8 million, $4.8 million and $4.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.  In 2013, net cash used by operating activities was attributable to our net loss, partially offset by an overall decrease in changes to our operating assets and liability accounts of $0.1 million and $0.7 million of depreciation and amortization and stock compensation expense.  Included in the changes to our operating accounts were decreases in accounts receivable, inventory and other assets all of which were due to lower sales during the fourth quarter of 2013 when compared to the same period in the prior year.  In addition, accounts payable and accrued liabilities balances were lower by $0.3 million and $0.1 million at the end of December 31, 2013 when compared to the prior year end balances.  This was primarily the result of lower operating costs incurred during the fourth quarter of 2013 when compared to the same period in the prior year.  Changes in our deferred revenue balances when comparing December 31, 2013 to December 31, 2012 increased $0.2 million as a result of additional uncompleted projects and higher levels of deferred maintenance contracts as our installation base continues to grow.

In 2012, net cash used by operating activities was attributable to our net loss, along with an overall increase in changes to our operating assets and liability accounts of $0.3 million, partially offset by depreciation and amortization and stock compensation expense.  Included in the changes to our operating accounts were decreases in inventory, prepaid expenses, accounts payable, deferred revenue and accrued liabilities, all of which were primarily due to lower operating costs incurred during the fourth quarter of 2012 when compared to the same period in the prior year.  The accounts receivable balance at the end of 2012 increased from the prior year balance as a result of an increase in sales during the fourth quarter of 2012 when compared to the same period in the prior year.

Disruptions in the economy and constraints in the credit markets have caused companies to reduce or delay capital investment.  Some of our prospective customers may cancel or delay spending on the development or roll-out of capital and technology projects with us due to continuing economic uncertainty.  Difficult economic conditions have adversely affected certain industries in particular, including the automotive and restaurant industries, in which we have major customers.  We could also experience lower than anticipated order levels from current customers, cancellations of existing but unfulfilled orders, and extended payment or delivery terms.  Economic conditions could also materially impact us through insolvency of our suppliers or current customers.  As of December 31, 2013, Chrysler and EWI accounted for 44.8% and 15.0%, respectively, of our total receivables.  In the case of insolvency by one of our significant customers, an account receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position.  There can be no assurance that we will not suffer credit losses in the future.

In addition, our financial condition and potential for continued net losses could cause current and prospective customers to defer placing orders with us, to require terms that are unfavorable to us, or to place their orders with marketing technology suppliers other than ourselves, which could adversely affect our business, financial condition and results of operations. On the same basis, third-party suppliers may refuse to do business with us, or may do so only on terms that are unfavorable to us, which also could cause our revenue to decline.

Investing Activities

Net cash used in investing activities was $29,000, $47,000 and $149,000 for the years ended December 31, 2013, 2012 and 2011, respectively.  Net cash used in investing activities for the periods presented was attributable to the purchases of property and equipment.  We believe capital investments for 2014 will be similar to 2013 as our current infrastructure has the capacity to service additional deployments.

Financing Activities

We have financed our operations primarily through sales of common stock and the issuance of notes payable to vendors, shareholders and investors. For the years ended December 31, 2013, 2012 and 2011, we generated a net $2.1 million, $1.6 million and $3.2 million from financing activities, respectively.

In March 2013, we sold a total of 868 units at a price of $1.80 per unit, each unit consisting of one share of common stock and one –five year warrant to purchase 0.50 of a share of common stock, with exercisability commencing six months and one day after issuance, at an exercise price of $2.73 per share, pursuant to a registration statement on Form S-3 which was declared effective by the Securities and Exchange Commission in January 2013.  We obtained approximately $1.4 million in net proceeds as a result of this registered direct offering.

In December 2013, we sold an aggregate of $1.1 million in unsecured convertible promissory notes, along with warrants to purchase 1.1 million shares of our common stock, in a private placement transaction with certain accredited investors.  The notes mature two years after issuance, require the payment of interest at the rate of 4% per year (payable on maturity), and are convertible, at the holder’s option, into unregistered shares of our common stock at a conversion price of $0.50 per share.  The warrants are immediately exercisable, expire three years after issuance, have a cashless exercise feature, and may be exercised to purchase unregistered shares of our common stock at an exercise price of $0.75 per share.

During 2013, we received proceeds of $21,000 from the issuance of 19,000 shares under our associate (employee) stock purchase plan, which was terminated effective July 2013.  Also during 2013, we made a repayment of the line of credit with Silicon Valley Bank of $0.4 million.

In September 2012, we sold approximately 348,000 shares of our common stock at $4.05 per share pursuant to a registration statement on Form S-3 which was declared effective by the SEC in September 2009.  We obtained approximately $1.2 million in net proceeds as a result of this registered direct offering.  During 2012, we also received $51,000 from the sale of approximately 12,000 shares of common stock to our associates (employees) through our 2007 Associate Stock Purchase Plan.  We also received a $0.4 million advance on our line of credit with Silicon Valley Bank in 2012.

In December 2011, we sold approximately 664,000 shares of our common stock at $5.00 per share pursuant to a registration statement on Form S-3 which was declared effective by the SEC in September 2009.  We obtained approximately $2.9 million in net proceeds as a result of this registered direct offering. During 2011, we received $68,000 from the sale of approximately 14,000 shares of common stock to our associates (employees) through our 2007 Associate Stock Purchase Plan and we received approximately $0.2 million from the exercise of outstanding stock options.  We used $36,000 for the payment of capital leases during 2011.

We will likely be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders and may be completed at a discount to market price. Debt financing, if available, would likely involve restrictive covenants similar to or more restrictive than those contained in the security and loan agreement we currently have with Silicon Valley Bank. Those covenants include maintaining minimum tangible net worth, which we may not satisfy. There can be no assurance we will successfully complete any future equity or debt financing. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us, especially from markets which continue to be risk averse. If adequate funds are not available, our plans to operate our business may be adversely affected and we could be required to curtail our activities significantly and/or cease operating.

Due to losses suffered from operations, for the year ended December 31, 2013, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern. We do not currently have sufficient capital resources to fund our operations beyond April 2014. We continue to experience operating losses. Management continues to seek financing on favorable terms; however, there can be  no assurance that any such financing can be obtained on favorable terms, if at all. At present, we have no commitments for any additional financing. If we are unable to generate sufficient revenue, find financing, or adjust our operating expenses so as to maintain positive working capital, then we likely will be forced to cease operations and investors will likely lose their entire investment.

Line of Credit

In March 2010, we entered into a Loan and Security Agreement with Silicon Valley Bank (the “Loan and Security Agreement”), which was most recently amended effective March 6, 2014.  The Loan and Security Agreement provides us with a revolving line-of-credit at an annual interest rate of prime plus 1.5%, the availability of which is the lesser of (a) $1.5 million, or (b) the amount available under our borrowing base (75% of our eligible accounts receivable plus 50% of our eligible inventory) minus (1) the dollar equivalent amount of all outstanding letters of credit, (2) 10% of each outstanding foreign exchange contract, (3) any amounts used for cash management services, and (4) the outstanding principal balance of any advances.  In connection with the July 2010 lease amendment for our corporate offices, Silicon Valley Bank issued a letter of credit which as of December 31, 2013 was in the amount of $180,000 along with a letter of credit issued to a vendor for $50,000.

As of December 31, 2013, we were not in compliance with the tangible net worth requirement and therefore not eligible to draw down on the line of credit.  As of December 31, 2013, our tangible net worth totaled $1.6 million or $0.6 million below the minimum required amount per the terms of the Loan and Security Agreement.  We had no outstanding balance under this loan agreement (other than our letter of credits) as of December 31, 2013.

Under the Loan and Security Agreement, we are generally required to obtain the prior written consent of Silicon Valley Bank to, among other things, (a) dispose of assets, (b) change its business, (c) liquidate or dissolve, (d) change CEO or COO (replacements must be satisfactory to the lender), (e) enter into any transaction in which our shareholders who were not shareholders immediately prior to such transaction own more than 40% of our voting stock (subject to limited exceptions) after the transaction, (f) merge or consolidate with any other person, (g) acquire all or substantially all of the capital stock or property of another person, or (h) become liable for any indebtedness (other than permitted indebtedness). The line of credit is secured by all our assets and matures on July 15, 2014.  Starting with the month ending March 31, 2014, our new tangible net worth requirement has been reduced to $150,000 as of the end of each month and, commencing with the quarter ending March 31, 2014, the minimum tangible net worth requirement increases, commencing with the quarter ending March 31, 2014 and each quarter thereafter, by the sum of (a) fifty-percent (50%) of our quarterly net income (without reduction for any losses) for such quarter, plus (b) fifty-percent (50%) of all proceeds received from the issuance of equity during such quarter and/or the principal amount of all subordinated debt incurred during such quarter.  We must comply with this tangible net worth minimum in order to draw down on such line of credit and also while there are outstanding credit extensions (other than our existing lease letter of credit).

Exhibit E

The Form of Accredited Investor Certification is attached hereto.